OPERATING AGREEMENT
FOR
PREMIER SD, LLC

5728\ Agt-OperatingAgreement-PremierSD
6.8.200517:01:56\6.7.200518:35:52

Exhibits and Schedules:

Exhibit 1.1	Articles of Organization
Schedule 2.1	SD Accounts
Schedule 4.1.a	Services
Schedule 9.1.p.	Percentages

OPERATING AGREEMENT OF

PREMIER SD, LLC

This Operating Agreement (the “Operating Agreement”) is dated ______________ , 2005, and is between PREMIER HEALTH SERVICES, LLC, a Delaware limited liability company (“PHS,) and SOUTHERN DIAGNOSTICS, INC., a corporation organized under the laws of Colorado (“SD,” and collectively with PHS, the “Members”), and PREMIER SD, LLC, an Alaska limited liability company (the “Company”).
               The parties want to organize and operate a limited liability company under the Alaska Limited Liability Company Act (the “Act”), in accordance with the terms and subject to the conditions set forth below.
                The parties therefore agree as follows:

ARTICLE 1
Formation

1.1.
Organization. The parties shall organize the Company as an Alaska limited liability company in accordance with the Act and the provisions of this Operating Agreement. For that purpose, if they have not already filed Articles of Organization, then they shall cause Articles of Organization, in the form attached as Exhibit 1.1 to be executed and filed with the Department of State immediately upon the execution of this Operating Agreement.

1.2.
Name of the Company. The name of the Company will be PREMIER SD, LLC. The Company may do business under that name and under any other name or names that the Manager selects. If the Company does business under a name other than that set forth in its Articles of Organization, the Company shall file a fictitious name registration as required by applicable law.

1.3.	Purpose. The Company is authorized to engage in any business permitted under the Act.
1.4.	Term. The term of the Company begins upon the filing of the Articles of Organization and is perpetual, unless its existence is sooner terminated under Section 7.1 of this Operating Agreement.
1.5.	Principal Office. The principal office of the Company must initially be located at 7200 W. Camino Real, Suite 300, Boca Raton, Florida 33433 or at any other place the Manager selects.
1.6.	Title to Company Property. All real and personal property acquired by the Company will be acquired and held by the Company in its name.

ARTICLE 2
Capital Contributions

2.1.
Initial Capital Contributions. Upon executing this Operating Agreement, PHS shall contribute $100 cash to the Company and SD shall contribute, pursuant to an Assignment Agreement satisfactory to the Manager, the diagnostic-testing accounts set forth in Schedule 2.1 (the “Original SD Accounts”), together with all agreements, books and records described in such schedule (collectively, the “Agreements and Records”).

2.2.
Additional Capital Contributions. The Members have no obligation to make any Capital Contributions other than as set forth in Sections 2.1 and 3.4. Nor is any Member personally liable for any obligation of the Company.

2.3.	No Interest on Capital Contributions. Except as expressly provided in this Operating Agreement, Interest Holders will not be paid interest on their Capital Contributions.
2.4.	Return of Capital Contributions. Except as otherwise provided in this Operating Agreement, no Interest Holder has the right to receive any return of any Capital Contribution.
2.5.	Capital Accounts. The Company shall create and maintain a separate Capital Account for each Interest Holder in accordance with Section 9.3.b of this Operating Agreement.
2.6.	Loans. Any Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon the Manager determines.

ARTICLE 3
Accounts and Seminars

3.1.
Account Related Definitions. For the purposes of this Operating Agreement, the following terms, relating to the diagnostic-testing accounts that SD is contributing to the Company, are defined as provided:

a.
“Premier Accounts” means all accounts that the Company or any of its Affiliates tests and that are not on the date of testing an SD Account. However, on any particular date, an account that is otherwise a Premier Account is no longer deemed such if on that date more than 180 days have elapsed since the account was last tested by the Company (or any of its Affiliates). A Premier Account that is no longer deemed such for lack of testing by the Company or any of its Affiliates during the aforesaid 180-day period may again be deemed a Premier Account by meeting the conditions for becoming and remaining such account in this Operating Agreement.

b.
“SD Account” means any of the Company’s accounts (including any future accounts that SD generates for the Company) that is either an Original SD Account or a New SD Account. On any particular date, an account that is otherwise an SD Account is no longer deemed such if, on such date, more than 180 days have elapsed since the account was last tested by the Company. In addition, with respect to the Original SD Accounts, until more than 180 days have elapsed from the date of this Operating Agreement, no such account will lose its status as an SD Account. An SD Account that is no longer deemed such for lack of testing by the Company during the aforesaid 180-day period may again be deemed an SD Account by meeting the conditions for becoming and remaining such account in this Operating Agreement.

c.
“Original SD Account” means each of the diagnostic-testing accounts listed on Schedule 2.1, provided it satisfies the following conditions when assigned to the Company on the date of this Operating Agreement:

		i.	neither PHS (nor any of its Affiliates) tested the account within the 180-day period before SD assigned it to the Company; and

		ii.	neither PHS (nor any of its Affiliates) submitted Regular Testing Documentation for the account within the 30-day period before SD assigned it to the Company.
d.
“New SD Account” means an account for which SD submits Regular Testing Documentation to the Company any time after the date of this Operating Agreement and that is not on the date of submission a Premier Account.

e.
“Regular Testing Documentation” means, with respect to any diagnostic-testing account that SD assigns to the Company on the date hereof or generates for the Company after such date, a substantially completed patient-insurance-verification form, or any other form the Company and SD agree on. SD is considered to have submitted Regular Testing Documentation to the Company only if it does so in accordance with the Company’s policies and procedures relating to submitting such documentation. “Regular Testing Documentation” means, with respect to PHS or any of its Affiliates (other than SD), a substantially completed patient-insurance-verification form or other documentation used in good faith in the ordinary course of business of PHS or any of its Affiliates to schedule an account for diagnostic testing.

3.2.
Assignment. When it signs this Operating Agreement, SD shall deliver a list describing all the Original SD Accounts, together with delivering all Agreements and Records pertaining thereto, and that list will be attached hereto as Schedule 2.1. SD hereby assigns to the Company the Original SD Accounts, and such Agreements and Records, and that assignment constitutes its initial Capital Contribution under Section 2.1.

3.3.	Representations. SD represents, warrants, and covenants as follows:
a.
SD owns, and the Company will receive when assigned to it, each of the diagnostic- testing accounts now or hereafter included among the Original SD Accounts, together with the Agreements and Records, free and clear of any liens, encumbrances, or third- party claims of any nature;

	b.	Each Original SD Account satisfies the conditions set forth in Sections 3.1.c.i and 3.1.c.ii;
c.
SD has heretofore complied and will hereafter comply with all the Company’s health- care compliance policies, and all applicable laws and regulations, pertaining to each of the diagnostic-testing accounts now or hereafter included among the SD Accounts;

d.
No direct or indirect compensation arrangement exists between SD (or any entity that manages it) and franchisees of Chiropractic USA. The term "indirect compensation arrangement" is defined consistent with 42 CFR §411.354(c)(2);

e.
Any individual performing marketing services on behalf of SD (or any entity that manages it) or at its (or such managing company’s) request for the Company’s benefit, is either (i) a bona fide employee of SD (as defined under 42 CFR Section 1001.952(i) and 26 USC 3121(d)(2) and other applicable federal and state laws), or (ii) an independent contractor who is paid fair market value for services rendered, and is not compensated in any manner that directly or indirectly takes into consideration the volume or value of business recommended to SD or otherwise obtained for the Company’s benefit;

	f.	Any individual performing marketing services on behalf of SD (or any entity that manages it) (i) is not the relevant decision maker with regard to making clinical determinations for the Company to perform diagnostic testing services, and (ii) has no control over any decision by any licensed health care provider relating to any clinical treatment or service, including ordering any diagnostic tests;

g.
No direct or indirect ownership or investment interest exists between SD and franchisees of Chiropractic USA. The term "indirect ownership or investment interest" is defined consistent with 42 CFR §411.354(b)(5);

h.
With respect to any management or similar agreement between SD and Diagnostic USA, Inc., a Colorado corporation (“Diagnostic USA,” or any other party that manages SD, in any case the “Management Agreement”) all management services included in the Management Agreement are commercially reasonable and necessary for the legitimate business purpose of the arrangement, and commercially reasonable even if no referrals were made by any related party or entity owned, operated or controlled by Michael or Cory Gelmon, or any other individual that has control over SD (collectively, the “SD Control Persons”);

	i.	All management services included in the Management Agreement shall actually be performed;
j.
Compensation for management services in the Management Agreement shall be at fair market value, set in advance, and shall not take into account the volume or value of referrals generated by any provider employed by or affiliated with any entity owned, operated or controlled by the SD Control Persons; and

k.
SD and its Affiliates shall comply with the terms of the Noncompete and Confidentiality Agreements that they are executing concurrently herewith; and shall ensure that their respective employees and contractors abide by the same terms during and after the period of such employees’ and contractors’ employment but only for as long as SD is bound and only to the extent enforceable by law.

3.4.
New SD Accounts. Throughout the term of this Operating Agreement, SD shall exercise its best efforts, directly or through Southern Diagnostics or any other authorized designee) to generate New SD Accounts exclusively for and in the Company’s name and shall assign them, together with all agreements, books and records pertaining thereto (including Regular Testing Documentation), to the Company, in accordance with the Company’s policies and procedures, promptly after being generated. SD’s Capital Account will not, however, be credited to reflect any New SD Accounts assigned to the Company.

3.5.	Seminars. SD shall conduct seminars promoting the diagnostic-testing services offered by the Company for chiropractors and other health-care providers exclusively for and in the name of the Company.

ARTICLE 4
Distributions and Allocations

4.1.	Guaranteed Payments to SD.
	a.	As payment for its use of the Accounts, the Company shall pay SD the following amounts:

		i.	30% of its Adjusted Gross Collections from SD Accounts.

“Adjusted Gross Collections” means gross collections of the Company from SD Accounts, less applicable Doctor Payments. A “Doctor Payment” is the amount that the SD Account doctor is entitled to receive from the Company (or PHS) based on such doctor's rate (currently $200/hour), in effect from time to time, for the services described in Schedule 4.1.a., of this Agreement for such SD Accounts; and ii. 30% of gross collections of the Company from SD Accounts, without adjustment for Doctor Payments, providing that the gross collections arise from the Company providing services to such accounts under its professional-technical billing structure.

b.
The Company shall pay SD the amounts it owes under i. and ii., above, on a monthly basis. The parties agree that all payments the Company makes under this Section 4.1 are “guaranteed payments” under Section 707(c) of the Code.

4.2.
Cash Flow. In its sole discretion, the Manager may periodically make distributions of Cash Flow (which the parties acknowledge is determined subject to the Company’s payment commitments then accrued and owed to SD under the terms of Section 4.1.a, and as further subject to the Company’s distribution commitment to SD set forth in this Section below) to PHS to the extent of its Positive Capital Account. On any sale of the SD Accounts then existing, the Company must distribute to SD 30% of the net sales proceeds that the Company collects directly from a sale of those accounts.

4.3.	Liquidation and Dissolution. If the Company is liquidated, the Company shall distribute and apply its assets in the following order and priority:
	a.	to the payment of any debts and liabilities of the Company other than debts or liabilities owed to Members; then to expenses of the Company incident to winding up and terminating the Company;
b.
to the establishment of any reserves the Manager determines to be reasonably necessary to provide for any further expenses of winding up and terminating the Company and for any contingent or unforeseen liabilities or obligations of the Company, but at the end of such period of time the Manager determines advisable, the balance of the reserves remaining after the payment of such contingencies will be distributed in the manner provided below;

	c.	to the payment of debts and liabilities of the Company to Members—including any guaranteed payment due SD under Section 4.1.a;
	d.	only if liquidation arises other than as a result of a Termination Notice to SD or a sale of the SD Accounts, the Company must re-assign its rights in the Original SD Accounts to SD;
	e.	to the Interest Holders in proportion to their Adjusted Capital Balances, until their remaining Adjusted Capital Balances have been paid in full;
f.
if any Interest Holder has a Positive Capital Account after the distributions made pursuant to Section 4.3.e and before any further allocation of Profit pursuant to Section 4.5. a.iii, to those Interest Holders in proportion to their Positive Capital Accounts;

	g.	the balance, to the Interest Holders in proportion to their Percentages. Notwithstanding anything in this Section 4.3, no Interest Holder is obligated to restore a Negative Capital Account.

4.4.
Allocation of Profit or Loss from Operations. After giving effect to the special allocations set forth in Section 4.6, for any taxable year of the Company, Profit or Loss (other than Profit or Loss resulting from a Capital Transaction, which Profit or Loss must be allocated in accordance with the provisions of Section 4.5) must be allocated entirely to PHS.

4.5.	Allocation of Profit or Loss from a Capital Transaction.
	a.	Profit. After giving effect to the special allocations set forth in Section 4.6, Profit from a Capital Transaction must be allocated as follows:
i.
if one or more Interest Holders has a Negative Capital Account, to those Interest Holders, in proportion to their Negative Capital Accounts, until all of those Negative Capital Accounts have been reduced to zero;

ii.
any Profit not allocated pursuant to Section 4.5.a.i must be allocated to the Interest Holders so that Capital Accounts are adjusted in proportion and to the extent of the amounts distributable to them pursuant to first Section 4.3.e and then Section 4.3.f; and

		iii.	any Profit in excess of the foregoing allocations must be allocated to the Interest Holders in proportion to their Percentages.
	b.	Loss. After giving effect to the special allocations set forth in Section 4.6, Loss from a Capital Transaction must be allocated as follows:
i.
first, if one or more Interest Holders have a Positive Capital Account in excess of their respective Adjusted Capital Balances, to those Interest Holders, in proportion and to the extent of the amounts by which their respective Positive Capital Accounts exceed their respective Adjusted Capital Balances;

ii.
second, to the Interest Holders in proportion to and to the extent of their Positive Capital Accounts (after adjustment for allocations under 4.5.b.i) until all Positive Capital Accounts have been reduced to zero); and

		iii.	finally, any Loss not allocated to reduce Positive Capital Accounts to zero pursuant to Section 4.5.b.ii must be allocated to the Interest Holders in proportion to their Percentages.
4.6.	Special Allocations.
a.
Sale of SD Accounts. In connection with any distribution required from a sale of SD Accounts under Section 4.2, the parties agree that any Profit or Loss from such transaction shall be allocated 30% to SD and 70% to PHS.

b.
Qualified Income Offset. No Interest Holder will be allocated Losses or deductions if the allocation causes the Interest Holder to have an Adjusted Capital Account Deficit. If an Interest Holder receives (1) an allocation of Loss or deduction (or item thereof) or (2) any distribution that causes the Interest Holder to have an Adjusted Capital Account Deficit at the end of any taxable year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income, including gross income and gain) for that taxable year shall be allocated to that Interest Holder, before any other allocation is made of Company items for that taxable year, in the amount and in proportions required to eliminate the excess as quickly as possible. This Section 4.6.b is intended to comply, and shall be interpreted consistently, with the “qualified income offset” provisions of the Treasury Regulations promulgated under Code Section 704(b).
c.
Minimum Gain Chargeback. Except as set forth in Treasury Regulations Section 1.704- 2(f)(2), (3), and (4), if, during any taxable year, there is a net decrease in Minimum Gain, each Interest Holder, prior to any other allocation pursuant to this ARTICLE 4, shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Interest Holder’s share of the net decrease of Minimum Gain, computed in accordance with Treasury Regulations Section 1.704-2(g)(2). Allocations of gross income and gain pursuant to this Section 4.6.c shall be made first from gain recognized from the disposition of Company assets subject to nonrecourse liabilities (within the meaning of the regulations promulgated under Code Section 752), to the extent of the Minimum Gain attributable to those assets, and thereafter, from a pro rata portion of the Company’s other items of income and gain for the taxable year. It is the intent of the parties hereto that any allocation pursuant to this Section 4.6.c shall constitute a “minimum gain chargeback” under Treasury Regulations Section 1.704-2(f).

d.
Contributed Property and Book-ups. In accordance with Code Section 704(c) and the regulations thereunder, as well as Treasury Regulations Section 1.704-l(b)(2)(iv)(d)(3), income, gain, loss, and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Interest Holders so as to take account of any variation between the adjusted basis of the property to the Company for federal-income-tax purposes and its fair market value on the date of contribution (or deemed contribution). If the adjusted book value of any Company asset is adjusted as provided herein, subsequent allocations of income, gain, loss, and deduction with respect to the asset shall take account of any variation between the adjusted basis of the asset for federal income tax purposes and its adjusted book value in the manner required under Code Section 704(c) and the regulations thereunder.

e.
Code Section 754 Adjustment. To the extent an adjustment to the tax basis of any Company asset pursuant to Code Section 734(b) or Code section 743(b) is required, pursuant to Treasury Regulations section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis), and the gain or loss shall be specially allocated to the Interest Holders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that section of the Treasury Regulations.

f.	Nonrecourse Deductions. Nonrecourse Deductions for a taxable year or other period shall be specially allocated among the Interest Holders in proportion to their Percentages.
g.
Member Loan Nonrecourse Deductions. Any Member Loan Nonrecourse Deduction for any taxable year or other period shall be specially allocated to the Interest Holder who bears the risk of loss with respect to the loan to which the Member Loan Nonrecourse Deduction is attributable in accordance with Treasury Regulations Section 1.704-2(b).

h.	Guaranteed Payments. To the extent any compensation paid to any Member by the Company is determined by the Internal Revenue Service not to be a guaranteed payment under Code Section 707(c) or is not paid to the Member other than in the Person’s capacity as a Member within the meaning of Code Section 707(a), the Member shall be specially allocated gross income of the Company in an amount equal to the amount of that compensation, and the Member’s Capital Account shall be adjusted to reflect the payment of that compensation.

i.
Unrealized Receivables. If an Interest Holder’s Interest is reduced (provided the reduction does not result in a complete termination of the Interest Holder’s Interest), the Interest Holder’s share of the Company’s “unrealized receivables” and “substantially appreciated inventory” (within the meaning of Code Section 751) shall not be reduced, so that, notwithstanding any other provision of this Agreement to the contrary, that portion of the Profit otherwise allocable upon a liquidation or dissolution of the Company pursuant to Section 4.3 hereof that is taxable as ordinary income (recaptured) for federal- income-tax purposes shall, to the extent possible without increasing the total gain to the Company or to any Interest Holder, be specially allocated among the Interest Holders in proportion to the deductions (or basis reductions treated as deductions) giving rise to such recapture. Any questions as to the aforesaid allocation of ordinary income (recapture), to the extent such questions cannot be resolved in the manner specified above, shall be resolved by the Manager.

j.
Withholding. All amounts required to be withheld pursuant to Code Section 1446 or any other provision of federal, state, or local tax law shall be treated as amounts actually distributed to the affected Interest Holders for all purposes under this Agreement. If the Company is obligated to withhold an amount in excess of amounts currently distributable to an Interest Holder, the Company may reduce future amounts distributable to the Interest Holder, treat such amounts as a debt of the Interest Holder to the Company, or require the Interest Holder to contribute such amounts to the Company in payment of such withholding obligation.

k.
Curative Allocations. The allocations set forth in Sections 4.6.a, 4.6.c, and 4.6.g are intended to comply with certain requirements of Treasury Regulations Sections 1.704- 1(b) and 1.704-2. Notwithstanding any other provision of this ARTICLE 4, such allocations shall be taken into account in allocating profits, losses and items of Company income, gain, loss and deductions to the Interest Holders so that, to the extent possible, the net amount of such allocations to each Interest Holder in the current and future periods shall be equal to the net amount of items that would have been allocated to each such Interest Holder if the allocations in Sections 4.6.a, 4.6.c, and 4.6.g had not occurred.

4.7.	General Distribution and Allocation Provisions.
a.
Except as otherwise provided in this Operating Agreement, the timing and amount of all distributions will be exclusively determined by the Manager. The parties acknowledge and agree that all distributions and other payments to the Members shall be subject to any withholding requirements applicable under federal or state laws to which the Company is bound.

b.
If any assets of the Company are distributed in kind to the Interest Holders, those assets will be valued on the basis of their fair market value, and any Interest Holder entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other

Interest Holders so entitled. The fair market value of the assets will be determined by an independent appraiser who will be selected by the Manager. The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss will be allocated as provided in Section 4.5 and will be properly credited or charged to the Capital Accounts of the Interest Holders prior to the distribution of the assets in liquidation pursuant to Section 4.3.

c.
All Profit and Loss will be allocated, and all distributions will be made to the Persons shown on the records of the Company to have been Interest Holders as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, unless the Company’s taxable year is separated into segments, if there is a Transfer or an Involuntary Withdrawal during the taxable year, the Profit and Loss shall be allocated between the original Interest Holder and the successor on the basis of the number of days each was an Interest Holder during the taxable year; provided, however, the Company’s taxable year shall be segregated into two or more segments in order to account for Profit, Loss, or proceeds attributable to a Capital Transaction or to any other extraordinary nonrecurring items of the Company.

d.
The Manager is hereby authorized, upon the advice of the Company’s tax counsel, to amend this ARTICLE 4 to comply with the Code and the Treasury Regulations promulgated under Code section 704(b), but no such amendment may materially affect distributions to an Interest Holder without the Interest Holder’s prior written consent.

4.8.
No Third-Party-Beneficiary Rights. The provisions of this ARTICLE 4 are not intended to be for the benefit of any creditor or any other Person (other than a Member or Interest Holder in his or her capacity as such) to whom any debts, liabilities, or obligations are owed by the Company or any Member or Interest Holder (or who otherwise has any claim against the Company or any Member or Interest Holder ). No such creditor or other Person obtains any right under any of such provisions or may by reason of any of such provisions make any claim in respect of any debt, liability, or obligation (or otherwise) against the Company or any of the Members or Interest Holders.

ARTICLE 5
Management

5.1.	Management.
a.
Manager. The Company will be manager-managed, and thus its business and affairs will be managed exclusively by the Manager, who will be appointed by PHS, in its sole discretion. Without limiting the generality of the foregoing, the Manager shall supervise the following activities: accounting, billing, collections, back-office administration, customer service, and diagnostic testing. PHS hereby appoints Brad Goldstein as the Manager. No Person other than the Manager, or a person duly authorized by the Manager, has any right or authority to act for or bind the Company. PHS may remove or replace and reappoint the Manager as it deems appropriate. PHS is responsible for ensuring that the Manager operates the Company generally consistent with the standards of quality and service applicable to the operations of Affiliates of the Company that also provide diagnostic testing services. Further, the Company shall deliver reasonable accounting information to SD as it reasonably requests to verify any payments owed to SD hereunder.
b.
General Powers. The Manager has full power, right, and authority to execute and deliver, for and on behalf of the Company, any and all documents and instruments that may be necessary or desirable to carry on the business of the Company, including any and all deeds, contracts, leases, mortgages, deeds of trust, promissory notes, security agreements, and financing statements pertaining to the Company’s assets or obligations, and to authorize any confession of judgment against the Company. No person dealing with the Manager need inquire into the validity or propriety of any document or instrument executed in the name of the Company by the Manager, or as to the authority of the Manager in executing the same.

	c.	Limitation on Authority of Members.
		i.	No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member.
ii.
This Section 5.1 supersedes any authority granted to the Members pursuant to the Act. Any Member who takes any action or binds the Company in violation of this Section 5.1 will be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify the Company with for the loss or expense.

5.2.	Meetings of and Voting by Members.
a.
A meeting of the Members may be called at any time by any Member. Meetings of Members will be held at the Company’s principal place of business. Not less than 10 nor more than 90 days before each meeting, the Member calling the meeting shall give written notice of the meeting to each Member entitled to vote at the meeting. The notice must state the time, place, and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice waives notice if, before or after the meeting, the Member signs a waiver of the notice that is filed with the records of Members’ meetings, or is present at the meeting in person or by proxy. Unless this Operating Agreement provides otherwise, at a meeting of Members, the presence in person or by proxy of Members holding not less than 51% of the Percentages then held by Members constitutes a quorum. A Member may vote either in person or by written proxy signed by the Member or by the Member’s duly authorized attorney-in-fact.

b.
Except as otherwise provided in this Operating Agreement, the affirmative vote of Members holding 51% or more of the Percentages then held by Members at any meeting at which a quorum is present will be required to approve any matter coming before the Members.

c.
In lieu of holding a meeting, the Members may vote or otherwise take action by a written instrument indicating the consent of Members holding 51% or more of the Percentages then held by Members (or if unanimous Member consent is required under this Operating Agreement or by law, by a written instrument indicating the consent of all the Members).

	d.	Wherever the Act requires unanimous consent to approve or take any action, that consent must be given in writing and, in all cases, means the consent of all Members.

5.3.
Personal Services. Except as expressly provided otherwise in this Operating Agreement, no Member will be required to perform services for the Company solely by virtue of being a Member, nor may any Member perform services for the Company or be entitled to compensation for services performed for the Company.

5.4.	Limitations on Powers of Members. Except as expressly permitted under this Operating Agreement, no Member may, directly or indirectly:
	a.	dissolve, terminate, or liquidate the Company;
	b.	petition a court for the dissolution, termination, or liquidation of the Company; or
	c.	cause any property of the Company to be subject to the authority of any court, trustee, or receiver (including suits for partition and bankruptcy, insolvency, and similar proceedings).
5.5.
Prohibition against Partition. Each Member hereby irrevocably waives any and all rights that Member may have to commence or maintain an action for partition with respect to any of the Company’s property.

5.6.	Duties of Parties.
a.
The Manager is not liable, responsible, or accountable in damages or otherwise to the Company or to any Member for any action taken or any failure to act on behalf of the Company within the scope of the authority conferred on the Manager by this Operating Agreement or by law, unless the action was taken or omission was made fraudulently or in bad faith or constituted gross negligence.

b.
Except as otherwise expressly provided in Section 5.6.c or any Noncompetition and Confidentiality Agreement required herein, nothing in this Operating Agreement is to be deemed to restrict in any way the rights of any Member, or of any Affiliate of any such Member, to conduct any other business or activity whatsoever, and no such Member will be accountable to the Company or to any other Member with respect to that business or activity. The organization of the Company is without prejudice to the respective rights of the Members (or the rights of their respective Affiliates) to maintain, expand, or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any other Member or such Member’s Affiliates.

c.
The conduct of the Company’s business may involve business dealings and undertakings with Members and their Affiliates. In any of those cases, those dealings and undertakings shall be at arm’s length and on commercially reasonable terms.

5.7.
Advancement and Indemnification. The Company shall indemnify the Manager for, and provide it with advancement for legal fees relating to, any act performed within the scope of the authority conferred on them herein, except that if a final and nonappealable judicial decision determines that the Manager engaged in fraud, gross negligence, or an intentional breach of this Operating Agreement, the Manager shall no longer be entitled to such right with respect to such misconduct and must reimburse the Company for its expenses incurred in indemnifying the Manager.

ARTICLE 6
Transfers

6.1.
Transfers. SD may not transfer its Membership Rights, or any rights or interests therein (including its Interest), in whole or in part, unless PHS consents thereto in writing. Any Transfer made without such consent is void. If, however, notwithstanding the foregoing, a Transfer of Membership Rights is recognized as valid and enforceable under law, the Person to whom such rights are attempted to be transferred will have only the rights of an Interest Holder, but will not be entitled to any rights beyond those, if any, that the Act requires be granted to an assignee of an interest in a limited liability company who is not admitted as a member. A Transfer, or issuance, of any ownership interest—legal or beneficial—in a Member is considered a Transfer of its Membership Rights. So long as such transfer does not violate any applicable laws, rules or regulations PHS hereby consents to SD transferring revenues that it is entitled to receive hereunder to its Affiliate, Diagnostic USA. Notwithstanding anything in this Agreement to the contrary, neither the Company nor PHS may engage in either of the following transactions before the third anniversary of the date of this Agreement without the prior written consent of SD: (a) a PHS Ownership Transfer (as defined below); and (b) an SD Account Ownership Transfer (as defined below). A PHS Ownership Transfer means a transfer of PHS’ Membership Rights in effect at the time of any such transfer. An SD Account Ownership Transfer means a sale of the SD Accounts in effect at the time of any such sale. Further, the parties acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, after such third anniversary date, (y) PHS may transfer all or any part of its Membership Rights (including its Interest) and need not obtain either the Company's or any other Members' consent to do so. If PHS does transfer its Membership Rights, its transferee succeeds to PHS's rights under Sections 5.1.a. and 5.1.b (including PHS's right to appoint and replace the Manager); and (z) the Company may sell any or all of the SD Accounts then in effect to a third party in an arms’-length bona fide purchase and sale transaction (subject to the special allocation provision in Section 4.6.a).

6.2.	Right of First Refusal.
a.
If SD (the “Transferor”) receives a bona fide written offer that it desires to accept (the “Transferee Offer”) from any other Person (a “Transferee”) to purchase all or any portion of or any interest or rights in the Transferor’s Membership Rights (the “Transferor Interest”), then, prior to any Transfer of the Transferor Interest, the Transferor shall give PHS (the “Remaining Member”) written notice (the “Transfer Notice”) containing the following:

		i.	the Transferee’s identity;
		ii.	true and complete copy of the Transferee Offer; and
iii.
the Transferor’s offer (the “Offer”) to sell the Transferor Interest to the Remaining Member for a price and on terms the same as those contained in the Transferee Offer (the “Transfer Purchase Price”).

b.
The Offer will be and remain irrevocable for a period (the “Offer Period”) ending at 11:59 P.M., local time at the Company’s principal office, on the 30th day following the date the Transfer Notice is given to the Remaining Member. At any time during the Offer

Period, the Remaining Member may accept the Offer by giving written notice to the Transferor of its acceptance (the “Offeree Notice”). If the Remaining Member accepts the Offer, the parties shall fix a closing date (the “Transfer Closing Date”) for the purchase, which shall not be earlier than 10 or more than 90 days after the expiration of the Offer Period.

c.
If the Remaining Member accepts the Offer, the Transfer Purchase Price must be paid in immediately available funds on the Transfer Closing Date, or if different, in the manner set forth in the Transferee Offer.

d.
If the Remaining Member rejects the Offer or fails to accept the Offer (within the time and in the manner specified in Section 6.2.b), then, if PHS consents to the Transfer in writing, which consent will not be unreasonably withheld, the Transferor will be free for a period (the “Free Transfer Period”) of 30 days after the expiration of the Offer Period to Transfer the Transferor Interest to the Transferee, for the same or greater purchase price and on the same terms and conditions as set forth in the Transfer Notice. If the Transferor does not Transfer the Transferor Interest within the Free Transfer Period, the Transferor’s right to Transfer the Transferor Interest under this Section 6.2.d terminates.

e.
Any Transfer by the Transferor after the last day of the Free Transfer Period or without strict compliance with the terms, provisions, and conditions of Sections 6.1 and 6.2 and the other terms, provisions, and conditions of this Operating Agreement, will be null and void and of no force or effect. If, notwithstanding the foregoing, any such Transfer is recognized as valid and enforceable under law, any Person to whom Membership Rights are attempted to be transferred in violation of this Operating Agreement will have only the rights of an Interest Holder, but will not be entitled to any rights beyond those, if any, that the Act requires be granted to an assignee of an interest in a limited liability company who is not admitted as a Member..

f.
If the Transferee Offer provides for the Transferee’s payment of any noncash consideration (“Unique Consideration”) that is of such a nature that the Remaining Member cannot reasonably duplicate it, the Remaining Member may, in lieu thereof, substitute a cash consideration. If the Remaining Member elects to do so, it must inform the Transferor of such election in its Offeree Notice. Within 15 days after the Remaining Member delivers his Offeree Notice, the Transferor and the Remaining Member shall agree on the amount of the cash to be substituted for the Unique Consideration. If the parties cannot conclude an agreement within such time, an independent appraiser the Remaining Member selects, who must be either a certified public accountant or certified appraiser for the type of property being appraised, must determine the amount of cash. The Transfer Closing Date is suspended while the independent appraisal is being conducted. The cost of the appraisal must be shared between the Transferor and Remaining Member equally.

ARTICLE 7
Dissolution

7.1.	Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events:

a.
PHS no longer desires to operate the business conducted by the Company or otherwise desires to cease operating the Company; provided, however, that, unless PHS has delivered a Termination Notice to SD in accordance with this Agreement, PHS may make such election only after the third anniversary of the date of this Agreement;

	b.	the Company sells all or substantially all the SD Accounts;
	c.	upon the unanimous written agreement of the Members;
	d.	delivery by any Member of a Termination Notice to the Breaching Member; or
e.
an Involuntary Withdrawal occurs, unless the Member undergoing the Involuntary Withdrawal is SD, and PHS, within 90 days after the occurrence of the Involuntary Withdrawal, elects to continue the business of the Company.

7.2.
Procedure for Winding Up. If the Company is dissolved, the Manager shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed in accordance with Section 4.3.

7.3.
Delivery of a Noncompete Agreement. If the Company re-assigns the Original SD Accounts to SD upon a dissolution, the Company must concurrently deliver a noncompete agreement to SD from it; its Affiliates under the control of either it, PHS or Brad Goldstein; PHS; and Brad Goldstein agreeing to a 2-year period not to solicit such accounts following the date of such dissolution.

ARTICLE 8
Books, Records, and Accounting

8.1.
Bank Accounts. All funds of the Company will be deposited in a bank account or accounts opened in the Company’s name. The Manager will determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

8.2.
Books and Records. The Manager shall keep or cause to be kept complete and accurate books and records of the Company, including records required by law, and supporting documentation of transactions with respect to the conduct of the Company’s business. The books and records will be maintained in accordance with sound accounting practices and will be available at the Company’s registered office for inspection and copying by any Member or the Member’s duly authorized representative at any and all reasonable times during ordinary business hours.

8.3.	Annual Accounting Period. The annual accounting period of the Company will be a fiscal year ending on the last day of December. Each such period is considered the taxable year of the Company.
8.4.
Reports. Within 75 days after the end of each taxable year of the Company, the Manager shall cause to be sent to each Person who was a Member at any time during the taxable year then ended a complete accounting of the affairs of the Company for the taxable year then ended. In addition, within 75 days after the end of each taxable year of the Company, the Manager shall cause to be sent to each Person who was an Interest Holder at any time during the taxable year then ended, that tax information concerning the Company that is necessary for preparing the Interest Holder’s income tax returns for that year.

8.5.
Tax Matters Representative. The Manager is the Company’s tax-matters representative (“Tax Matters Representative”) within the meaning of that term in Code Section 6231. The Tax Matters Representative will have all powers and responsibilities provided in Code Section 6231, et seq. The Tax Matters Representative shall keep all Members informed of all notices from government taxing authorities that may come to its attention. The Company shall pay and be responsible for all reasonable third-party costs and expenses incurred by the Tax Matters Representative in performing those duties. Each Member is responsible for any costs incurred by that Member with respect to any tax audit or tax- related administrative or judicial proceeding against any Member, even though it relates to the Company. The Tax Matters Representative may compromise or settle any dispute with the Internal Revenue Service.

8.6.
Election to be Taxed as a Partnership. The Company will be treated as a partnership for federal- and state-income tax purposes. The Manager may, however, cause the Company to elect to be treated as a corporation for federal- or state-income tax purposes.

8.7.
Tax Elections. The Manager has the authority to make all Company elections for federal- income-tax matters permitted under the Code, including elections of methods of depreciation and elections under Code Section 754. The decision to make or not make an election will be at the Manager’s sole and absolute discretion.

ARTICLE 9
General Definitions

9.1.	Definitions. The following capitalized terms have the meanings specified in this Section 9.1. Other terms are defined elsewhere in the Operating Agreement.
	a.	“Act” means the Alaska Limited Liability Company Act, as amended from time to time.
b.
“Affiliate” means, with respect to a corporation, limited liability company, partnership, or other business entity, any person controlling, controlled by, or under common control with that business entity. With respect to an individual, affiliate means that individual’s Family members, as well as such Family members’ spouses, and the other business entities such individual and his or her Family members, directly or indirectly, control. “Control” has the meaning ascribed to it under the Securities Act of 1933, as amended. Notwithstanding anything in this Operating Agreement to the contrary, however, SD is not an Affiliate of either the Company or PHS.

	c.	“Breaching Member” means any Member in breach of its obligations under this Agreement.
	d.	“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.
	e.	“Company” means the limited liability company formed in connection with this Operating Agreement.
	f.	“Department of State” means the Alaska Department of State.
g.
“Family” means, with respect to an individual, such individual’s spouse, lineal ancestors, or descendants by birth or adoption, siblings, and trusts for the exclusive benefit of such individual or any of the other foregoing individuals.

h.	“Interest” means a Person’s share of the Profits and Losses of, and the right to receive distributions from, the Company.
i.	“Interest Holder” means any Person who holds an Interest, whether as a Member or an unadmitted assignee of a Member.
j.	“Involuntary Withdrawal” means, with respect to any Member, the occurrence of any of the following events:
	i.	the Member makes an assignment for the benefit of creditors;
	ii.	the Member files a voluntary petition of bankruptcy;
	iii.	the Member is adjudged bankrupt or insolvent, or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding;
	iv.	the Member files a petition seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;
	v.	the Member seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or liquidation of the Member or of all or any substantial part of the Member’s properties;
vi.
the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in Sections 9.1.j.i through 9.1.j.v;

vii.
any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation that continues for 120 days after the commencement thereof, or a trustee, receiver, or liquidator is appointed for the Member or all or any substantial part of the Member’s properties without the Member’s agreement or acquiescence, and such appointment is not vacated or stayed within 120 days or, if the appointment is stayed within such period, is not vacated within 120 days after the expiration of the stay;

viii.
if the Member is an individual, the Member’ dies or suffers permanent disability; “Permanent disability” means any event that results in the failure of a Member, due to physical or mental incompetence, to perform substantially the same services he performed for the Company before such event if such failure continues for any period of 180 consecutive days or a period of 270 days within any consecutive 365-day period;

	ix.	if the Member is an entity, any of the events discussed in Sections 9.1.j.i through 9.1.j.viii occurs with respect to its principal owner;
	x.	if the Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;
	xi.	if the Member is a partnership or limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company;
	xii.	if the Member is a corporation, the dissolution of the corporation or the revocation of its charter; or
	xiii.	if the Member is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company

k.
“Major Breach” means a material breach by a Breaching Member of its obligations under this Agreement which has not been cured within 90 days of notice thereof from the non-Breaching Member. Except as provided below, a breach is not deemed material unless (i) the breach is likely to cause damages to the non-Breaching Member of at least $50,000; and (ii) the Breaching Member has had delivered to it by the non-Breaching Member at least 2 prior notices of the same or similar type of breach (excluding breaches that have been cured within 90 days’ notice from the non-Breaching Member), each likely to cause at least the same amount of damages, within the 12-month period immediately preceding the date that the non-Breaching Member delivers notice of the Major Breach. A breach by SD of any of its obligations in Section 3.3 is deemed a material breach.

	l.	“Manager” means the Person designated as Manager in Section 5.1.a.
	m.	“Member” means each Person signing the Operating Agreement, namely, SD and PHS, and any Person who subsequently is admitted as a member of the Company in accordance with the terms of this Agreement.
	n.	“Membership Rights” means all a Member’s rights in the Company, including a Member’s:
		i.	Interest;
		ii.	right to inspect the Company’s books and records;
		iii.	right to participate in the management of, and vote on matters coming before, the Company; and
		iv.	unless the Operating Agreement or the Articles of Organization provide to the contrary, right to act as an agent of the Company.
	o.	“Operating Agreement” means this Operating Agreement, as amended from time to time.
p.
“Percentage” means, as to a Member, the percentage set forth after the Member’s name on Schedule 9.1.p, as amended from time to time, and as to an Interest Holder who is not a Member, the Percentage of the Member whose Interest has been acquired by such Interest Holder, to the extent the Interest Holder has succeeded to that Member’s Interest.

	q.	“Person” means an individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.
	r.	“Termination Notice” means a notice that a Member promptly delivers to a Breaching Member for any Major Breach.
s.
“Transfer” means, when used as a noun, any sale, hypothecation, pledge, granting of a security interest, assignment, attachment, or other transfer or disposition—whether voluntary or involuntary, as by operation of law; and, when used as a verb, means to sell, hypothecate, pledge, grant a security interest, assign, or otherwise transfer or dispose— whether voluntary or involuntary, as by operation of law.

	t.	“Treasury Regulations” means the income-tax regulations, including any temporary regulations, from time to time promulgated under the Code.
9.2.	Definitions Pertaining to Distributions.
	a.	“Adjusted Capital Balance” means, as of any day, an Interest Holder’s total Capital Contributions, less all amounts actually distributed to the Interest Holder pursuant to

ARTICLE 4. If any Interest is transferred in accordance with the terms hereof, the transferee shall succeed to the Adjusted Capital Balance of the transferor to the extent the Adjusted Capital Balance relates to the Interest transferred.

b.
“Capital Contribution” means the total amount of cash and the fair market value of any other assets contributed (or deemed contributed under Treasury Regulations Section 1.704-1(b)(2)(iv)(d)) to the Company by a Member, net of liabilities assumed by the Company or to which the assets are subject.

	c.	“Capital Proceeds” means the gross receipts received by the Company from a Capital Transaction.
d.
“Capital Transaction” means any transaction not in the ordinary course of business that results in the Company’s receipt of cash or other consideration other than Capital Contributions, including proceeds of sales or exchanges or other dispositions of property not in the ordinary course of business, financings, refinancings, condemnations, recoveries of damage awards, and insurance proceeds.

e.
“Cash Flow” means all cash funds derived from operations of the Company (including interest received on reserves), without reduction for any noncash charges, but less cash funds used to pay current operating expenses and to pay or establish reasonable reserves as determined by the Managers for future expenses, debt payments, capital improvements, and replacements. Cash Flow does not include Capital Proceeds, but is increased by the reduction of any reserve previously established.

9.3.	Definitions Pertaining to Taxes.
a.
“Adjusted Capital Account Deficit” means, with respect to any Interest Holder, the deficit balance, if any, in the Interest Holder’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

i.
the deficit shall be decreased by the amounts that the Interest Holder is deemed obligated to restore under Section 4.6.c. and Treasury Regulations Sections 1.704-2(g)(1) and (i)(5) (i.e., the Interest Holder’s share of Minimum Gain and Member Minimum Gain); and

		ii.	the deficit shall be increased by the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
	b.	“Capital Account” means the account to be maintained by the Company for each Interest Holder in accordance with the following provisions:
i.
an Interest Holder’s Capital Account shall be credited with the Interest Holder’s Capital Contributions, the amount of any Company liabilities assumed by the Interest Holder (or that are secured by Company property distributed to the Interest Holder), the Interest Holder’s allocable share of Profit and any item in the nature of income or gain specially allocated to the Interest Holder pursuant to the provisions of Section 4.6; and

ii.
an Interest Holder’s Capital Account shall be debited with the amount of money and the fair market value of any Company property distributed to the Interest Holder, the Interest Holder’s allocable share of Loss, and any item in the nature of expenses or losses specially allocated to the Interest Holder pursuant to the provisions of Section 4.6.

If any Interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Interest. If the book value of Company property is adjusted pursuant to Section 4.6.d, the Capital Account of each Interest Holder shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment. It is intended that the Capital Accounts of all Interest Holders shall be maintained in compliance with the provisions of Treasury Regulations Section 1.704- 1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that regulation.

c.
“Member Loan Nonrecourse Deductions” means any Company deductions that would be Nonrecourse Deductions if they were not attributable to a loan made or guaranteed by a Member within the meaning of Treasury Regulations Section 1.704-2(i).

d.	“Member Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(i) for “partner nonrecourse debt minimum gain.”
e.
“Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(d). Minimum Gain shall be computed separately for each Interest Holder in a manner consistent with the regulations under Code Section 704(b).

f.	“Negative Capital Account” means a Capital Account with a balance of less than zero.
g.
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a taxable year of the Company equals the net increase, if any, in the amount of Minimum Gain during that taxable year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

h.
“Nonrecourse Liability” means any liability of the Company with respect to which no Member has personal liability, as determined in accordance with Code Section 752 and the regulations promulgated thereunder.

i.	“Positive Capital Account” means a Capital Account with a balance greater than zero.
j.
“Profit” and “Loss” respectively mean, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company’s taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

i.	all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in computing taxable income or loss;
ii.	any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss;
iii.
any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as such pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss;

iv.	gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the adjusted book value of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes;
v.
in lieu of the depreciation, amortization, or cost-recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset; and

	vi.	notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.6 hereof shall not be taken into account in computing Profit or Loss.
9.4.
General Definitions. For purposes of this Agreement, “including (include)” means “including (include), without limitation.” “Or,” as in “A or B,” means “A or B or both.” “Herein,” “hereunder,” and “hereof” refer to this Operating Agreement, and not to the specific section in which that term occurs.

ARTICLE 10
Miscellaneous.

10.1.
Entire Agreement. This Operating Agreement, together with any confidentiality or noncompetition agreement that SD has entered or will enter in connection with this Operating Agreement, and the Assignment Agreement from SD entered concurrently herewith (the terms of which are incorporated herein by reference), represents the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations if any made by and between the parties. No representations, inducements, promises or agreements, oral or otherwise, if any, not embodied herein are of any force and effect.

10.2.
Amendments. Except as expressly provided otherwise in this Operating Agreement or under the Act, the provisions hereof may be amended, supplemented, waived or changed only by a written document signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Operating Agreement.

10.3.
Further Assurances. The parties (including all Members and Interest Holders) shall from time to time to execute and deliver such further and other transfer, assignments and documents and do all matters and things which may be convenient or necessary to more effectively and completely carry out the intentions of this Operating Agreement.

10.4.
Binding Effect. All of the terms and provisions of this Operating Agreement, whether so expressed or not, are binding upon, inure to the benefit of, and are enforceable by the parties and their respective personal representatives, legal representatives, heirs, successors and permitted assigns.

10.5.
Notices. All notices, requests, demands, consents and other communications required or permitted under this Agreement must be in writing (including telex and telegraphic communication) and must be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to the appropriate party at its address set forth below or to such other address as that party may designate by notice complying with the terms of this Section. Each such notice will be deemed delivered: (a) on the date delivered if by personal delivery; (b) on the date of transmission with confirmed answer back if by telefax or other telegraphic method; or (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities or courier service as not deliverable, as the case may be, if mailed or couriered.

PHS’s address is 7200 W. Camino Real, Suite 300, Boca Raton, Florida 33433. SD’s address is 5546 North 71st Street, Scottsdale, AZ 85253.
The Company’s address is 7200 W. Camino Real, Suite 300, Boca Raton, Florida 33433.
10.6.
Headings. The headings and subheadings contained in this Operating Agreement are for convenience of reference only, and not to be considered a part hereof and will not limit or otherwise affect in any way the meaning or interpretation of this Operating Agreement.

10.7.
Severability. If any provision of this Operating Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision will be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof will not be invalidated thereby and will be given full force and effect so far as possible. If any provision of this Operating Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision will have the meaning which renders it valid and enforceable.

10.8.
Waivers. The failure or delay of any party at any time to require performance by another party of any provision of this Operating Agreement, even if known, will not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder. A waiver by any party of any breach of any provision of this Operating Agreement is not to be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Operating Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

10.9.
Third Parties. Nothing in this Operating Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Operating Agreement on any persons other than the parties hereto and their respective personal representatives, other legal representatives, heirs, successors, and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third person to any party to this Operating Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Operating Agreement.

10.10.
Jurisdiction and Venue. A substantial portion of the negotiations, anticipated performance and execution of this Operating Agreement occurred or will occur in Palm Beach County, Florida. Therefore, each of the parties irrevocably and unconditionally: (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement must be brought only in the courts of record of the State of Florida in Palm Beach County or the District Court of the United States, Southern District of Florida (sitting in that county); (b) consents to the jurisdiction of each such court in any suit, action or proceeding; (c) waives any objection that he, she or it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party by mail, as provided in this Operating Agreement, or in such other manner as may be provided under applicable laws or court rules in the State of Florida.

10.11.
Governing Law. This Operating Agreement and all transactions contemplated hereby are to be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida without regard to principles of conflict of laws.

10.12.
Counterparts. This Operating Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument. Confirmation of execution by telex or by telecopy facsimile signature page shall be binding upon any party so confirming or telecopying.

The parties are executing and delivering this Operating Agreement on the date set forth in the first paragraph hereof.

PHS:	SD:

PREMIER HEALTH SERVICES, LLC	SOUTHERN DIAGNOSTICS, INC.

By:	By:
(signature)	(signature)
Print Name: Brad Goldstein	Print Name:

Its: Manager	Its: President

THE COMPANY:

PREMIER SD, LLC

By:
(signature)
Print Name: Brad Goldstein

Its: Manager

State or Province of        }}        ss:
County or City of            }}

The foregoing document was acknowledged before me this _____ day of __________ , 2005 , by _________________________________, in the capacity represented above, who is personally known to me or who has produced _____________________________________ as identification and who (did / did not) [circle one] take an oath.
WITNESS my hand and official seal in the County/City and State/Province last aforesaid this ____ day of ___________________ , 2005.

____________________________________

Notary Public, State/Province of _______________
Name:

(SEAL)	My commission expires:

State or Province of        }}        ss:
County or City of            }}

The foregoing document was acknowledged before me this _____ day of __________ , 2005 , by __________________________________ , in the capacity represented above, who is personally known to me or who has produced _____________________________________ as identification and who (did / did not) [circle one] take an oath.
WITNESS my hand and official seal in the County/City and State/Province last aforesaid this ____ day of ___________________ , 2005.

____________________________________

Notary Public, State/Province of _______________
Name:

(SEAL)	My commission expires:

State or Province of        }}        ss:
County or City of            }}

The foregoing document was acknowledged before me this _____ day of __________ , 2005 , by ___________________________________
, in the capacity represented above, who is personally known to me or who has produced _____________________________________
as identification and who (did / did not) [circle one] take an oath.
WITNESS my hand and official seal in the County/City and State/Province last aforesaid this ____ day of ___________________ , 2005.

____________________________________

Notary Public, State/Province of _______________
Name:

(SEAL)	My commission expires: